Exhibit (a)(5)(J)

Nikola Reminds Romeo Power Stockholders to Tender Shares in Exchange Offer Before October 12 Deadline

•	Romeo stockholders should contact Alliance Advisors for assistance by calling toll-free at (855) 643-7453 or by emailing nkla@allianceadvisors.com

•	Romeo stockholders who own shares of Romeo common stock through a broker or nominee should contact such broker or nominee to tender

•	Deadline for Romeo stockholders to tender shares is midnight, Eastern Time, at the end of the day Wednesday, October 12, 2022, unless extended

•	If less than a majority of the outstanding shares of Romeo’s common stock are tendered, the Offer cannot be completed by Nikola and no shares will be exchanged

PHOENIX – October 3, 2022 — Nikola Corporation (Nasdaq: NKLA) (“Nikola”), a provider of zero-emissions transportation and energy infrastructure solutions, today reminds Romeo Power, Inc. (NYSE: RMO) (“Romeo”) stockholders to tender their shares into its exchange offer (the “Offer”) to purchase all outstanding shares of common stock of Romeo.

The deadline for Romeo stockholders to tender their shares is midnight, Eastern Time, at the end of the day Wednesday, October 12, 2022, unless extended further. If less than a majority of the outstanding shares of Romeo common stock are tendered, the Offer cannot be completed by Nikola and no shares will be exchanged.

INSTRUCTIONS FOR HOW ROMEO STOCKHOLDERS CAN TENDER THEIR SHARES

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Romeo stockholders should contact Alliance Advisors with any questions or to request documents and assistance at (855) 643-7453 (Romeo stockholders call toll-free) or (973) 873-7700 (bankers and brokers call collect), or email at nkla@allianceadvisors.com.

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Romeo stockholders who hold shares of Romeo common stock through a broker, dealer, commercial bank, trust company or other nominee should instruct such broker or other nominee to tender their shares. The process for tendering shares differs depending on where they are held, so Romeo stockholders should contact their broker or nominee by phone or email. Please do so promptly to allow sufficient time to meet any broker processing deadlines before the Offer expiration on October 12, 2022.

Romeo stockholders who were unable to previously tender their shares due to process deadlines from their broker may tender their shares during the extension period. Romeo stockholders should act as soon as possible to ensure they can tender their shares before the deadline.

Romeo stockholders who have previously tendered their shares do not need to re-tender their shares or take any other action as a result of the extension of the Offer.

About Nikola Corporation

Nikola Corporation is a designer and manufacturer of zero-emission battery-electric and hydrogen-electric vehicles, electric vehicle drivetrains, vehicle components, energy storage systems, and hydrogen station infrastructure. Founded in 2015, Nikola Corporation is headquartered in Phoenix, Arizona.

Additional Information and Where to Find It

This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares. On August 29, 2022, Nikola Corporation (“Nikola”) filed a Registration Statement on Form S-4 (including a Prospectus/Offer to Exchange, a related Letter of Transmittal and other exchange offer documents (collectively, the “Registration Statement”)) with the U.S. Securities and Exchange Commission (the “SEC”), as amended on September 27, 2022, and may file additional amendments thereto, and Nikola and a wholly-owned subsidiary of Nikola filed a Tender Offer Statement on Schedule TO with the SEC and has and may file additional amendments thereto. In addition, on August 29, 2022, Romeo Power, Inc. (“Romeo”) filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC and has and may file amendments thereto. Nikola and Romeo may also file other documents with the SEC related to the transaction. This document is not a substitute for the Registration Statement, the Tender Offer Statement, the Solicitation/Recommendation Statement or any other document that Nikola or Romeo may file with the SEC related to the transaction (collectively, the “Exchange Offer Materials”). THE EXCHANGE OFFER MATERIALS CONTAIN IMPORTANT INFORMATION. ROMEO STOCKHOLDERS ARE URGED TO READ THESE DOCUMENTS (AS THEY MAY BE AMENDED FROM TIME TO TIME) CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF ROMEO COMMON STOCK SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING EXCHANGING THEIR COMMON STOCK. The Exchange Offer Materials are available to all Romeo stockholders at no expense to them. The Exchange Offer Materials are available for free on the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by Nikola are also available free of charge by contacting Investor Relations, Nikola Corporation, 4141 E Broadway Road, Phoenix, Arizona 85040. Copies of the documents filed with the SEC by Romeo are also available free of charge by contacting Investor Relations, Corporate Secretary, Romeo Power, Inc., 5560 Katella Avenue, Cypress, California 90630. In addition to the Exchange Offer Materials, Nikola and Romeo file annual, quarterly and current reports and other information with the SEC. You may read any reports or other information filed by Nikola and Romeo at www.sec.gov.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws, including statements relating to the exchange offer, the proposed merger, the anticipated benefits of the transaction, and Nikola’s expectations regarding the closing of the merger. These forward-looking statements generally are identified by words such as “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited: risks related to the ability of Nikola to consummate the proposed transaction on a timely basis or at all; the satisfaction of the conditions precedent to consummation of the proposed transaction, including having a sufficient number of Romeo’s shares being validly tendered into the exchange offer to meet the minimum condition; the ability of Romeo and Nikola to receive the required regulatory approvals for the proposed acquisition of Romeo by Nikola; the occurrence of events that may give rise to a right of one or both of the parties to terminate the merger agreement; Nikola’s ability to successfully integrate Romeo’s battery pack production into its business; Nikola’s ability to realize expected synergies; the ability to realize the anticipated benefits of the proposed transaction, including the possibility that the expected benefits from the proposed transaction will not be realized or will not be realized within the expected time period; the risk that disruption from the proposed transaction may make it more difficult to maintain business and operational relationships; the potential negative effects of the announcement or the consummation of the proposed transaction on the market price of Nikola’s common stock or on its business or operating results; the risk of litigation or regulatory actions related to the proposed transaction; the effect of the announcement or pendency of the transaction on Romeo’s business relationships, operating results, and business generally; risks relating to significant transaction costs or known or unknown liabilities; risks associated with third party contracts containing consent or other provisions that may be triggered by the proposed transaction; and the ability of the parties to retain and hire key personnel. There can be no assurance that the proposed transaction or any other matters described above will in fact be consummated in the manner described or at all.

For additional information regarding factors that may cause actual results to vary materially from those stated in forward-looking statements, see the reports of Nikola and Romeo on Forms 10-K, 10-Q and 8-K filed with or furnished to the SEC from time to time. These forward-looking statements are made only as of the date hereof and Nikola disclaims any obligation to update any forward-looking statement, except as required by law.

Media Contact

press@nikolamotor.com